EXHIBIT-10.77

LEASE

BETWEEN

175 MCLELLAN HIGHWAY LLC

LANDLORD

AND

SYRATECH CORPORATION,

TENANT

PREMISES AT:

175 McClellan Highway and 144 Addison Street

East Boston, Massachusetts

TABLE OF CONTENTS

1.	DEMISE OF PREMISES

2.	EXCESS SPACE

3.	TERM

4.	RENT

5.	EXTENSION OF TERM

6.	CONDITION OF PREMISES

7.	USE OF PREMISES

8.	ASSIGNMENT/SUBLETTING

9.	OPERATING EXPENSES; TAXES

10.	ALTERATIONS/SIGNAGE

11.	SERVICES AND UTILITIES

12.	DAMAGE BY FIRE OR CASUALTY

13.	EMINENT DOMAIN

14.	RIGHT OF ENTRY BY LESSOR

15.	REPAIRS AND MAINTENANCE

18.	WAIVER OF SUBROGATION

19.	DEFAULT

20.	BROKERS

22.	ARBITRATION

23.	COMPLIANCE WITH LAWS

24.	QUIET ENJOYMENT

25.	NOTICE OF LEASE

26.	NOTICES

27.	ESTOPPEL CERTIFICATE

28.	NOTICE TO MORTGAGEE

29.	ASSIGNMENT OF RENTS

30.	HOLDING OVER

31.	BINDING EFFECT

32.	COMPLETE AGREEMENT

31.	SEVERABILITY

34.	APPLICABLE LAW

i

35.	TENANT'S PROPERTY

36.	SUBORDINATION

37.	HAZARDOUS MATERIALS

38.	SECURITY DEPOSIT

39.	ABANDONMENT

ii

THIS LEASE, made and entered into this 18th day of December, 2003, by and between 175 MCLELLAN HIGHWAY LLC, a Delaware limited liability company (“Landlord”), and SYRATECH CORPORATION, a Delaware corporation (“Tenant”):

W I T N E S S E T H:

WHEREAS, Landlord desires to lease to Tenant, and Tenant desires to lease from Landlord, those certain premises (the “Premises”) described on the floor plans attached hereto as Exhibit A in the building known as and numbered 175 McClellan Highway and 144 Addison Street, East Boston, Massachusetts (the “Building”) consisting of a portion of the first floor and the entire second floor and the entire basement level (the “Basement”) thereof, located on the land (the “Land”) described on Exhibit B attached hereto.  The Building and Land are collectively referred to herein as the “Property”, and are shown on the site plan attached hereto as Exhibit C (the “Site Plan”).

NOW, THEREFORE, for and in consideration of the mutual covenants, promises and agreements herein contained, Landlord and Tenant hereby agree as follows:

1.                                       Demise of Premises.

(a)                                  Landlord hereby demises and leases to Tenant and Tenant does hereby rent and lease from Landlord, the Premises, together with the appurtenances set forth below, under and pursuant to the terms and conditions set forth herein.

(b)                                 Tenant shall have, as appurtenant to the Premises and any Excess Space, as defined in Section 2(a), occupied by Tenant, the non-exclusive right to use in common with other occupants of the Building and all others entitled thereto, and to permit its employees and invitees to use, the common areas of the Property for purposes of parking, loading and pedestrian and vehicular access to and from the Premises and Excess Space from and to the streets and highways adjacent to the Property.

(c)                                  All the perimeter walls of the Premises except the inner surfaces thereof, terraces or roofs adjacent to the Premises, and any space in the Premises used for shafts, stacks, pipes, conduits, wires and appurtenant fixtures, fan rooms, ducts, electric or other utilities, other facilities not exclusively serving the Premises, and the use thereof, are expressly excluded from the Premises and reserved to Landlord; provided that, Tenant shall have the non-exclusive right in common with other tenants to use the shafts, conduits, mechanical areas in the Building, and areas of the roof approved by Landlord, for the installation and operation of electrical, mechanical, HVAC, computer and telecommunications equipment.

2.                                       Excess Space.

(a)                                  Promptly after the date hereof, Landlord shall commence, and thereafter diligently prosecute the work and improvements described in Exhibit D hereto (“Landlord's Work”).  Such Work shall be performed in a manner so as to minimize any disruption to Tenant's use of the

Premises and in compliance in all material respects with all applicable governmental laws and regulations.

(b)                                 Tenant currently occupies certain space in the Building other than the Premises (the “Excess Space”) and more particularly shown on Exhibit E hereto.  Tenant shall vacate and deliver up to Landlord (i) the warehouse portion of the Excess Space, on the later to occur of one hundred twenty (120) days after the Commencement Date or thirty (30) days after the completion of the erection of the demising wall pursuant to Exhibit D (except for a temporary opening therein to permit Tenant to complete its relocation which Landlord shall close promptly after such relocation) and, to the extent required by law, means of ingress and egress complying with applicable ADA requirements and (ii) the remainder of the Excess Space no later than that date which is 180 days after the Commencement Date.  Each such date, as the same may be extended in accordance with the immediately succeeding sentence, is called a “Reduction Date”.  Upon the occurrence of a Reduction Date the references in this Lease to Excess Space shall no longer include the space to be vacated by the application Reduction Date.  Each Reduction Date shall automatically be extended for the period of any delay in renovation work being performed by Tenant in the Premises or Tenant's ability to occupy the Premises upon completion of such renovation work caused by (i) Landlord or its agents or contractors (provided that such extension shall not commence until two (2) days after Buyer is given notice thereof if such cause persists) and (ii) the failure of Landlord to complete Landlord's Work within 150 days of the Commencement Date.  Notwithstanding the foregoing, in the event Landlord shall have entered into a lease of any Excess Space Tenant shall use reasonable efforts (but without the obligation to use overtime) to accelerate its surrender of the Excess Space so leased.

(c)                                  Until each applicable Reduction Date, Tenant shall have the right to continue to occupy the applicable Excess Space without payment of rent except as provided in Section 4(iii).

3.                                       Term.  The initial term of this Lease (the “Initial Term”) shall commence on the date of this Lease set forth above (the “Commencement Date”) and shall end on the last day of the month in which the fifth (5th) anniversary of the Commencement Date occurs (the “Expiration Date”), unless extended or sooner terminated as hereinafter provided.  References herein to the “Term” shall include the Initial Term and any Extended Terms exercised by Tenant pursuant to Section 5.

4.                                       Rent.  (a) Tenant agrees to pay rent (“Base Rent”) for the Initial Term as follows:

(i)                                     For the period commencing on the Commencement Date and ending on the last day of the month in which the first anniversary of the Commencement Date occurs, at the rate of One Million and 00/100 Dollars ($1,000,000.00) per annum;

(ii)                                  For each yearly period thereafter during the Initial Term at the rate per annum equal to one hundred two and one-half percent (102.5%) of the rate in effect for the immediately preceding one-year period; and

(iii)                               In addition to the Base Rent due under subsection (i), with regard to any Terminated Space which is occupied by Tenant beyond the applicable Reduction Date, at the rate of Ten Dollars ($10.00) per square foot per annum so occupied by Tenant but Tenant shall be deemed to be a tenant at sufferance with respect thereto for which Landlord shall have all remedies available at law and equity.

(b)                                 Tenant shall pay Base Rent in equal monthly installments in advance, without deduction or offset, to Landlord at Landlord's address set forth in Section 26 hereof or at such other address as may be specified by written notice from Landlord, commencing on the Commencement Date and thereafter on the first day of each calendar month for each and every month during the Term, such monthly installment to be prorated on a per diem basis for any partial calendar month(s) during the Term.

(c)                                  All amounts other than Base Rent payable by Tenant to Landlord under this Lease shall be deemed additional rent, and such amounts are referred to together with Base Rent as “Rent.”

5.                                     Extension of Term.

(a)                                Provided that at the time of the exercise and on the first day of the applicable Extended Term no event of default exists pursuant to Section 19(a)(i) or 19(a)(iii), Tenant shall have the right and option to extend the Term of this Lease for two (2) additional periods of five (5) years each (each, an “Extended Term”).  If Tenant shall not have validly exercised its option for the first Extended Term (or if such excuse shall have been nullified as the result as an event of default under Section 19(a)(i) or 19(a)(iii) it shall have no option to extend for the second Extended Term.  Each Extended Term shall commence on the day immediately following the expiration of the then-current Term.  Tenant shall exercise each such option to extend the Term by notifying Landlord in writing of Tenant's exercise of such option not less than twelve (12) months before the expiration of the Initial Term, in the case of the option for the first Extended Term, and not less than twelve (12) months before the expiration of the first Extended Term, in the case of the option for the second Extended Term.  If Tenant so elects to extend the Term, then, for each Extended Term, all of the terms, covenants and conditions of this Lease shall continue to be in full force and effect during such Extended Term, except that the Base Rent shall be calculated pursuant to subsection 5(b) and 5(c) below and in no event shall Tenant have the option to extend the Term beyond the tenth (10th) anniversary of the original Expiration Date.

(b)                                 The Base Rent for the first year of the first Extended Term shall be an amount equal to one hundred two and one-half percent (102.5%) of the Base Rent in effect during the last year of the Initial Term and Base Rent for each subsequent year of the first Extended Term shall be one hundred two and one-half percent (102.5%) of the Base Rent in effect for each immediately preceding year.

(c)                                The Base Rent for the second Extended Term shall be the greater of (i) the Fair Market Value for the Premises or (ii) for the first year of the second Extended Term an amount equal to one hundred two and one-half percent (102.5%) of the Base Rent in effect during the last year of the first Extended Term, and for each subsequent year of the second Extended Term an amount equal to one hundred two and one-half percent (102.5%) of the Base Rent in effect for each immediately preceding year. The term “Fair Market Value” shall mean the market rental value per annum for the Premises for a five-year term commencing as of first day of such Extended Term taking into account the other amounts required to be paid by Tenant hereunder, the condition of the Premises, and then-current leasehold improvements allowances or other tenant inducements. In determining such Fair Market Value, no value shall be attributed to any improvements made by Tenant. Within thirty (30) days after the exercise by Tenant of its option to extend, Landlord shall notify Tenant of its good faith estimate of Fair Market Value. If Tenant does not accept Landlord's estimate of Fair Market Value as set forth in Landlord's notice and the parties are unable to reach agreement thereon within thirty (30) days after the giving of such estimate by Landlord, the same shall be determined by arbitration pursuant to Section 22 provided that the arbitrator shall have at least ten (10) year's experience as a commercial real estate broker or appraiser with properties similar to the Property in the City of Boston.

(d)                                 If annual Base Rent for the second Extended Term is not determined by the commencement of such Extended Term, Tenant shall pay annual Base Rent at the rate in effect on the last day of the first Extended Term, with a retroactive adjustment to be made between Landlord and Tenant promptly after annual Base Rent for such Extended Term is determined.

6.                                     Condition of Premises.

Tenant acknowledges and agrees that, with the exception of Landlord's Work, Tenant is accepting the Building and the Premises in their “as is” condition and Landlord shall not be obligated to construct any improvements on behalf of Tenant.  It is specifically understood and agreed that, with the exception of Landlord's Work, Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, the Building, or any part thereof, or to provide any allowance for such purposes, and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant.  The provisions of this Section are not intended to affect the obligations of Landlord under Section 15.

7.                                     Use of Premises.

(a)                                  Tenant may occupy and use the Premises and any Excess Space occupied by Tenant solely for office, showroom and warehouse uses and lawfully permitted uses ancillary thereto (the “Permitted Use”).  Tenant may operate during such days and hours as Tenant may determine and Tenant shall have access to the Premises twenty-four hours per day, seven days per week, 365 days per year.  In its occupancy and use of the Premises Tenant shall comply with all applicable laws, statutes, ordinances and governmental rules and regulations now or hereafter applicable thereto.  Tenant shall be solely responsible at its sole cost and expense for procuring and maintaining any permits or approvals necessary or desirable for the conduct of Tenant's business on the Premises.

(b)                               If any governmental license or permit shall be required for the proper and lawful conduct of Tenant's business, and if the failure to secure such license or permit would in any way affect Landlord, the Premises, the Building or Tenant's ability to perform any of its obligations under this Lease, Tenant, at Tenant's expense, shall duly procure and thereafter maintain such license and submit the same to inspection by Landlord.  Tenant, at Tenant's expense, shall at all times comply with the terms and conditions of each such license or permit.  Tenant shall furnish all data and information to governmental authorities and Landlord as required in accordance with legal, regulatory, licensing or other similar requirements as they relate to Tenant's use or occupancy of the Premises or the Building.

8.                                       Assignment/Subletting.

(a)                                  Prohibition

(i)                                     Except as provided in this Section 8, Tenant covenants and agrees that neither this Lease nor the term and estate hereby granted, nor any interest herein or therein, will be assigned, mortgaged, pledged, encumbered or otherwise transferred, whether voluntarily, involuntarily, by operation of law or otherwise, and that neither the Premises nor any part thereof will be encumbered in any manner by reason of any act or omission on the part of Tenant, or be sublet (which term, without limitation, shall include granting of concessions, licenses and the like) in whole or in part, without, in each case, the prior written consent of Landlord. The foregoing restrictions (1) shall apply to a transfer (by one or a series of related transfers) of more than fifty percent of the stock, partnership, membership interest or other evidences of equity interest of Tenant as if such transfer were an assignment of this Lease provided that if such interest in Tenant at any time are or become traded on a public stock exchange, the transfer of interests on a public stock exchange shall not be deemed an assignment within the meaning of this Section 8 and (2) shall not apply to a transaction with a subsidiary wholly owned by Tenant, an entity which owns all of the equity interests of Tenant or an entity all of the equity interests are wholly owned by the holders of the equity interests in Tenant provided that Tenant confirms in writing that it remains primarily liable hereunder.

(ii)                                  The prohibitions of paragraph (a) (i) shall not apply to either (x) transactions with an entity into or with which Tenant is merged or consolidated, or to which all or substantially all of Tenant's assets are transferred, or (y) a transaction referred to in clause (1) the last sentence of paragraph (i) above provided that in any such event:

(A)                              the successor to Tenant has a net tangible worth, computed in accordance with generally accepted accounting principles consistently applied, at least equal to the greater of (x) the tangible net worth of Tenant at the Commencement Date and (y) the tangible net worth of Tenant immediately prior to such transaction;

(B)                                proof reasonably satisfactory to Landlord of such net worth shall have been delivered to Landlord at least ten (10) days prior to the effective date of any such transaction; and

(C)                                the assignee agrees directly with Landlord, by written instrument in form reasonably satisfactory to Landlord, to be bound by all the obligations of Tenant hereunder, including, without limitation, the covenant against further assignment and subletting.

(iii)                               In the event Landlord does not exercise its option pursuant to Section 8(d) below to terminate this Lease, Landlord's consent to a proposed assignment shall not be unreasonably withheld or delayed, provided and upon condition that:

(A)                              in Landlord's reasonable judgment the proposed assignee is engaged in a business which is in keeping with the then use of the Building and Property and the proposed use is limited to the Permitted Uses;

(B)                                the proposed assignee or subtenant is a reputable person or entity to whom Landlord has no reasonable objection and has a tangible net worth meeting the requirements of paragraph (a) (ii) (A) and;

(C)                                the assignee enters into an agreement satisfying the requirements of paragraph (a) (ii)(B).

(iv)                              The prohibitions of paragraph (a) (i) hereof shall not apply to any subleasing of the office portion of the Premises provided that no event of default under Section 19(a)(i) or 19(a)(iii) then exists and that promptly upon entering into such sublease, Tenant shall give Landlord notice thereof. With respect to any other sublease for which Landlord's consent is required pursuant to the provisions of paragraph (i) hereof, such consent shall not be unreasonably withheld or delayed provided and upon the condition that:

(A) an event of default under Section 19(a)(i) or 19(a)(iii) does not then exist;

(B) in Landlord's reasonable judgment, the proposed subtenant is engaged in a business which is in keeping with the then use of the Building and Property and the proposed use is limited to the Permitted Uses;

(C) the proposed subtenant is a reputable person or entity to whom Landlord has no reasonable objection;

(D) if the proposed subtenant is then an occupant of any part of the Property, or Landlord is negotiating with such proposed subtenant or is being actively solicited by Landlord (or its broker), Landlord does not have space available in the Building to meet such subtenant's space need requirement. In this regard, prior to advertising any space for sublet, Tenant may so notify Landlord and, within ten (10) days of receipt of such notice, Landlord shall notify Tenant of any entity with whom Landlord is negotiating a sublease or who have been contacted by Landlord's brokers with respect thereto, and identifying the space which Landlord has available for sublease. If Landlord does not provide such list within ten (10) Business Days after receipt of a request therefor or any proposed subtenant does not appear thereon, Landlord shall have waived this requirement to the extent applicable; and

(E) if more than 10% of the portion of the Building which is not included in the Premises is not then leased, the rental under such sublease is at least 80% of fair market rent for direct leases (taking into account the term and other conditions of such sublease) as determined by Landlord's broker and Tenant's broker or, if such brokers cannot agree, by a third broker designated by such brokers.

(b)                                 Acceptance of Rent.  If this Lease shall be assigned, or if the Premises or any part thereof be sublet or occupied by anyone other than Tenant, whether or not in violation of the terms and conditions of the Lease, Landlord may, at any time and from time to time during the continuance of an event of default, collect rent and other charges from the assignee, subtenant or occupant, and apply the net amount collected to the rent and other charges herein reserved, but no such assignment, subletting, occupancy, collection or modification of any provisions of this Lease shall be deemed a waiver of this covenant, or the acceptance of the assignee, subtenant or occupant as a tenant or a release of Tenant from the further performance of covenants on the part of Tenant to be performed hereunder. Any consent by Landlord to a particular assignment, subletting or occupancy or other act for which Landlord's consent is required under (a) shall not in any way diminish the prohibition stated in paragraph (a) as to any further such assignment, subletting or occupancy or other act or the continuing liability of the original named Tenant.  No assignment or subletting hereunder shall relieve Tenant from its obligations hereunder, and Tenant shall remain fully and primarily liable therefor.

(c)                                  Excess Payments.  If Tenant sublets the Premises or any portion thereof, Tenant shall pay to Landlord as Additional Rent one half of the amount, if any, by which (a) any and all compensation actually received by Tenant as a result of such subletting, exceeds (b) the portion of the Rent allocable to the portion of the Premises subject to such subletting for the applicable rent period (determined on a square footage basis with no Rent allocable to the Basement other than Additional Rent directly related thereto) and Tenant's aggregate reasonable costs incurred in connection therewith (including, without limitation, brokerage fees, legal fees and the cost of subtenant improvements or improvement allowances).  Such payments shall be made on the date the corresponding payments under this Lease are due.

(d)                                 Landlord's Recapture Right.  If Tenant intends to assign its rights under this Lease (other than with respect to an assignment described in paragraph (a)(ii) hereof or for which no consent is required pursuant to paragraph (a)(i) hereof, Tenant shall notify Landlord of such intent (without the necessity of having any proposed assignment transaction) and of a proposed termination date (the “Termination Date”) and Landlord shall have the right, to be exercised in writing within thirty (30) days after written notice from Tenant to terminate this Lease. In such event, this Lease shall terminate on the Termination Date with the same effect as if such date were the last day of the Term of this Lease. If Landlord does not exercise such termination right and Tenant does not consummate an assignment transaction within one hundred eighty (180) days after the giving of its original notice which date may be extended, but for not more than sixty (60) days, in connection with a proposed assignment which Tenant is negotiating, or has entered into an agreement for, as of the end of such 180-day period, the provisions of this Section (d) shall again be applicable.

(e)                                  In the event that Landlord shall not grant or deny its consent within fifteen (15) days after Landlord's receipt of written notice requesting such a consent, with specific reasons therefor, such consent shall be deemed granted and Tenant's transmittal for such consent notes in bold type that such consent will be granted unless denied within fifteen (15) days.

9.                                       Operating Expenses; Taxes.

(a)                                  During the Term, Tenant will pay to Landlord Tenant's Proportionate Share (as defined below) of (i) Operating Expenses (as defined below), such payments being hereinafter referred to as “Tenant's Operating Expense Contribution” and (ii) Taxes (as defined below) such payments being referred to herein as “Tenants Tax Contribution.”

(b)                                 “Taxes” means real estate and other taxes, levies and assessments, general and special, assessed and levied upon the Property and any personal property of Landlord solely used in the operation of the Property. For purposes of calculating Taxes hereunder, Landlord will be deemed to have taken the benefit of the provisions of any statute or ordinance permitting any assessment to be paid over a period of time and only the installments of such assessment which would become due and payable by virtue of such provisions during the Term of this Lease, or any extension hereof, together with the interest thereon (to the extent actually paid by Landlord) will be included in the calculation of Taxes.  At Tenant's written request (which may not be made more than twice in any five (5) year period), Landlord shall institute and diligently prosecute tax abatement or reduction proceedings for the Property with respect to any applicable tax period.  If Landlord shall receive any tax refund or reimbursement of Taxes or sum in lieu thereof with respect to any real estate tax fiscal year wholly or partially within the Term, then out of any balance remaining thereof after deducting Landlord's third party expenses actually and reasonably incurred in obtaining such refund, Landlord shall promptly pay to Tenant an amount equal to Tenant's Proportionate Share of such refund or reimbursement or sum in lieu thereof (including any interest received by or credited to Landlord).

(c)                                  “Operating Expenses” means all commercially reasonable expenses actually incurred directly in connection with the operation, maintenance and repair of the Property including, without limitation (except as otherwise provided below):  costs for utilities to the extent provided in Section 11(b)(iv); costs of maintenance and repair provided in Section 15(a) excluding Building common areas such as, but not limited to, lobbies, hallways, bathrooms and elevators; electricity charges for parking lot lighting; casualty (including rent loss insurance for not more than twelve (12) months income from the Property) and liability insurance premiums (including terrorism if required by Landlord's lender) but excluding the cost of insuring any improvements made by or for any tenant; insurance deductibles actually expended; labor; wages and salaries (including employee benefits) of any building superintendent and maintenance employees; all supplies and materials purchased in connection with the operation of the Property (to the extent Tenant is obligated to pay for the item to which such supplies and materials relate); all costs under service contracts and other third party contracts entered into for the operation of the Property (to the extent that Tenant is obligated to pay for the items to which such contracts relate); equipment; tools; exterminating services; security services; rubbish and snow removal; landscaping costs, governmental fees and charges (excluding Taxes) related to the operation of the Property; amounts payable under an agreement dated September 28, 1993 between Leonard Florence Associates, Inc. and East Boston Land Use Council and (to the extent not otherwise included in any of the foregoing) a management fee not to exceed Three Percent (3.0%) of gross annual rents for the Building.  There shall also be included in Operating Expenses depreciation for capital expenditures (other than capital expenditures on account of replacing the roof and HVAC systems) made by Landlord (i) to reduce operating expenses if Landlord shall have reasonably determined that the annual reduction in operating expenses shall exceed depreciation therefor or (ii) to comply with applicable laws, rules, regulations, requirements, statutes, ordinances, by-laws and court decisions of all public authorities which are now or hereafter in force; depreciation in the case of both (i) and (ii) shall be determined by dividing the original cost of such capital expenditure by the number of years of useful life of the capital item acquired and the useful life shall be reasonably determined by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of acquisition of the capital item. In no event shall “Operating Expenses” include the following:

(i)                                     any increase in Landlord's insurance rates which may result from the negligent failure of Landlord or its agents, employees or contractors to comply with the provisions of this Lease or attributable to a particular use of any other tenant in the Building;

(ii)                                  depreciation except as otherwise provided above;

(iii)                               interest on and amortization of debt;

(iv)                              the cost of leasehold improvements, including redecorating work, for other tenants of the Building;

(v)                                 fees and expenses (including legal and brokerage fees) for procuring new tenants for the Building or settling disputes with tenants of the Building or enforcing leases;

(vi)                              costs incurred in financing or refinancing of the Building;

(vii)                           the cost of any work or service performed for any tenant in the Building (other than Tenant) to a materially greater extent or in a materially more favorable manner than that furnished generally to tenants (including Tenant) in the Building and maintenance and repairs of the type for which Tenant is responsible with respect to the Premises under Section 15;

(viii)                        except with respect to depreciation described above, the cost of any items which would be required to be capitalized under generally accepted accounting principles, including without limitation the cost of renting any equipment or materials, which cost would be so capitalized if the equipment or materials were purchased, not rented;

(ix)                                the cost of any item included in Operating Expenses to the extent that Landlord is actually reimbursed for such cost by an insurance company, a condemning authority, another tenant or any other party;

(x)                                   ground rent;

(xi)                                wages, salaries or other compensation paid to any employees at or above the grade of property manager;

(xii)                             the cost of repairs or restoration by reason of fire or other casualty or condemnation;

(xiii)                          marketing, advertising, entertainment, promotional and seasonal decorating expenses, and charitable and political contributions;

(xiv)                         the cost of installing, operating and maintain any specialty service (e.g., observatory, broadcasting facility, luncheon club, cafeteria, exercise facility, garage, retail stores, newsstands or recreational club);

(xv)                            any costs representing an amount paid to an entity related to Landlord which is in excess of the amount which would have been paid absent such relationship;

(xvi)                         any expenses for repairs or maintenance to the extent paid for by warranties or service contracts;

(xvii)                      any type of utility service which is separately metered to or separately charged to or paid by Tenant, including, without limitation, water and sewer charges, charges for fuel oil or gas, and the cost of electricity, air conditioning, heat or ventilation;

(xviii)                   the cost of any environmental remediation with respect to the Property or any portion thereof except to the extent such environmental contamination was the result of the acts or negligence of Tenant;

(xix)                           any bad debt loss, rent loss or reserves for bad debt or rent loss;

(xx)                              fines or penalties resulting from Landlord's violation of laws or late payments; and

(xxi)                           any repair or maintenance costs incurred in connection with the roof prior to the date of its replacement by Landlord.

(d)                                 “Operating Expense Statements” means written statements, certified by Landlord, showing the amounts of Operating Expenses for each calendar year which includes any portion of the Term of this Lease.  Within 150 days after the end of each calendar year, Landlord will compute the actual Operating Expenses incurred during that year, and will deliver to Tenant an Operating Expense Statement for such year, setting forth such computation in reasonable detail and according to Landlord's usual accounting practices.  Tenant shall have the right to audit (on a non-contingency fee basis) Landlord's relevant books, records, bills and invoices relating to Operating Expenses, at Landlord's principal place of business upon Tenant's prior written notice (provided that Tenant shall have waived its right to such an audit if Tenant shall have not notified Landlord of its intent to do so within one (1) year of receipt of Landlord's Operating Expense Statement and made any claim with respect thereto within fifteen (15) months after receipt of Landlord's Operating Expense Statement).  Any dispute shall be determined pursuant to the provisions of Section 22.  If it is determined that Landlord's Operating Expense Statement overstated Operating Expenses, Landlord shall, within ten (10) days of such determination, reimburse Tenant for the excess amounts paid by Tenant.  In addition, if it is determined that Landlord overstated Operating Expenses by ten percent (10%) or more, then Landlord shall reimburse Tenant for the reasonable cost of Tenant's audit.

(e)                                  “Tenant's Proportionate Share” is the quotient, expressed as a percentage, obtained by dividing the Rentable Area of the Premises by the Building Rentable Area.  Landlord and Tenant agree that the Rentable Area of the Premises is One Hundred Eighteen Thousand Square Feet (118,000.0 SF) and the Building Rentable Area is Three Hundred Thirty Thousand Square Feet (330,000.0 SF) (each of which excludes the area of the basement even though included in the Premises), and therefore Tenant's Proportionate Share is Thirty Five and Eight Tenths Percent (35.8%).  Tenant's Proportionate Share shall be adjusted in the event the Building Rentable Area increases at any time, but in no event shall a decrease in the Building Rentable Area result in an increase in Tenant's Proportionate Share.

(f)                                    Tenant shall make estimated payments on account of Operating Expenses on the first day of each month.  The monthly amount shall be sufficient to provide Landlord by the end of each calendar year a sum equal to Tenant's required payments on account thereof as reasonably estimated by Landlord (based on a detailed operating budget supplied to Tenant) from time to time during each year.  If the aggregate of the installments paid by Tenant during such year were less than the amount payable by Tenant under this Section 9 for such year, the difference will be paid to Landlord within thirty (30) days following the delivery of the Operating Expense Statement.  If the aggregate of the installments paid by Tenant during that year were more than the amount payable by Tenant for such year, the difference shall be credited against future payments on account of Operating Expenses provided that if the Term of this Lease shall have ended prior to recovery of such difference, the same will be repaid by Landlord within thirty (30) days after the end of the Term (or applied against any sums then due and owning by Tenant).

(g)                                 Tenant's Tax Contribution will be payable in installments during the Term no later than ten (10) days in advance of the date on which the applicable installment of Taxes is due to the taxing authority provided that if Landlord's lender requires a monthly tax escrow, Tenant will pay such installments monthly (based on the escrow requirement).  Landlord shall deliver a copy of each Tax bill applicable to the Term or any portion thereof to Tenant, together with Landlord's calculation of Tenant's Tax Contribution for each quarter covered thereby, within thirty (30) days after Landlord's receipt of such bill.  If the Tax bill is not available at least twenty (20) days prior to the date any such installment is due, Landlord shall reasonably estimate Tenant's Tax Contribution for such quarter and notify Tenant of the amount thereof, and Tenant shall pay such estimated amount.  If the aggregate amount of the installments paid by Tenant with respect for any Tax year (or portion thereof until the tax bill has become available) were less than the amount payable by Tenant for each year (or portion thereof) the difference will be paid to Landlord within thirty (30) days following the delivery of the actual Tax bill.  If the aggregate of the installments paid by Tenant during such Tax year (or applicable portion) were more than the amount payable by Tenant for such Tax year (or portion) such difference shall be credited against future payment on account of Tenant's Tax Contribution provided that if the Term of the Lease shall have ended prior to recovery of such difference, the remaining amount will be repaid by Landlord within thirty (30) days after the end of the Term (or applied against any sums then due and owning by Tenant).

10.                                 Alterations; Signage.

(a)                                  Except as herein after provided, Tenant shall not make any alterations, additions or improvements (“Alterations”) to the Premises without Landlord's prior written consent, which consent shall not be unreasonably withheld or delayed. Any such alterations, additions or improvements shall, except as hereinafter provided (i) be in accordance with plans and specifications (to the extent applicable) and by contractors approved by Landlord and (ii) except for work to be performed by Tenant to initially renovate the Premises, with respect to any contract in excess of $100,000, Tenant has obtained a payment and performance bond. Tenant shall not make any material changes to such plans or specifications without Landlord's approval. In connection with the approval of any structural change, Landlord may require at the time of its consent that Tenant restore such change to its former condition if Landlord reasonably determines that such restoration will be required for use of the Premises by future tenants. Notwithstanding the foregoing, Tenant shall have the right to make non-structural interior alterations, additions and improvements to the Premises and Excess Space occupied by it without Landlord's consent provided that the cost does not exceed $100,000 in any 12 month period.  All alterations, additions and improvements made by Tenant (whether or not Landlord's consent is required) shall be made in accordance with all applicable laws including the requirements for the obtaining of building permits and at Tenant's sole cost and expense.  Landlord's approval of Tenant's plans shall in no event relieve Tenant of any responsibility for the design thereof.  Landlord shall have no liability or responsibility for any claim, injury or damage caused by the particular materials, appliances or equipment selected by Tenant in connection with any work performed by or on behalf of Tenant in the Premises.  All non-structural alterations, additions and improvements which may be made by Tenant shall be the property of the Tenant during the Term.  Tenant shall be entitled to remove from the Premises and Excess Space all non-structural alterations, additions and improvements and all furniture, business fixtures, equipment and personal property (“Tenant's Property”) installed or located on or in the Premises and Excess Space provided that Tenant shall repair any material damage caused by the removal of the foregoing.  All alterations, additions and improvements and Tenant's Property which Tenant elects not to remove at the expiration of the Term shall be surrendered with the Premises or Excess Space and shall become the property of Landlord.

(b)                                 Intentionally Deleted.

(c)                                  Notice is hereby given that Landlord shall not be liable for any labor or materials furnished or to be furnished to Tenant and that no mechanics or other lien for any such labor or materials shall attach to or affect the reversion or other estate or interest of Landlord in and to the Premises or the Property. Whenever and as of often as any mechanics lien shall be filed against the Premises, the Property or Landlord's or Tenants interest therein based on any action of Tenant, Tenant shall take such action by bonding, deposit or payment as will remove or satisfy the lien within thirty (30) days after the filing of such lien.

(d)                                 Whenever any consent or approval is required hereunder, if Landlord shall fail to grant or deny such consent or approval, with specific reasons therefor, within ten (10) Business Days after receipt of request therefor, the same shall be deemed granted.

(e)                                  Tenant shall have the right to retain all existing signs identifying Tenant and all other permitted occupants of the Premises on the exterior of the Building.  In addition, Tenant shall have the right, at Tenant's sole cost and expense, to affix signs identifying Tenant to the exterior of the Building and the Premises at the locations from time to time approved by Landlord; provided; however, that the design of such signs shall be subject to Landlord's prior written approval, which shall not be unreasonably withheld, conditioned or delayed, provided that such design (i) is consistent with the aesthetics and the design of the balance of the Building, (ii) does not adversely affect the appearance of the Building, in each case, in Landlord's reasonable discretion, and (iii) is in accordance with all applicable Laws (as hereinafter defined).

11.                                 Services and Utilities.

(a)                                  Landlord shall provide to the Premises and to any Excess Space occupied by Tenant electricity, gas, hot and cold water, security services comparable to security services provided in similar buildings in the City of Boston, and heating, ventilation and air-conditioning service, all in a manner and in quantities sufficient for the safe, comfortable and efficient use and occupancy of the Premises and any Excess Space occupied by Tenant for the conduct of Tenant's business but in no event in a manner less safe, convenient or efficient, or in quantities less than, what is available to the Premises and to any Excess Space occupied by Tenant on the date of this Lease.  Notwithstanding the foregoing, Landlord and Tenant acknowledge and agree that Landlord shall only be required to provide electricity and, to the extent currently provided, hot and cold water and heating, ventilation and air conditioning (and no other services) to the Basement.

(b)                                 Tenant shall pay for the actual cost of all electricity, gas, water service and other utilities used by Tenant as follows:

(i)                                     Landlord may, at any time, install direct meters or submeters at any location in the Building to measure Tenant's use of electricity and Tenant shall cooperate with such efforts provided that all costs relating thereto shall be paid by Landlord; and

(ii)                                  To the extent utilities for the Premises and/or any Excess Space occupied by Tenant are serviced independently by submeters, Tenant shall pay for the actual cost of those utilities so metered, without mark-up, by payment to Landlord based upon reasonably detailed bills issued no more frequently than monthly by Landlord; and

(iii)                               To the extent utilities for the Premises and/or any Excess Space occupied by Tenant are serviced by direct meters, Tenant will pay charges for those utilities so metered directly to the applicable utility; and

(iv)                              To the extent any of the utilities supplied to the Premises and/or any Excess Space occupied by Tenant are not serviced independently by direct meters or submeters, at Landlord's election the actual costs for such utilities services (A) may be included in Operating Expenses or (B) Tenant will pay Tenant's fairly allocable share of such costs (as reasonably determined by Landlord) as additional rent within ten (10) days of receipt of statements therefor from Landlord.  Promptly after Tenant's written request therefor, Landlord shall provide Tenant with reasonably detailed information evidencing the actual costs for such utilities and supporting Landlord's calculation of Tenant's fairly allocable share thereof.  Tenant shall have the right, at its expense, to have its engineer or other consultant survey relevant areas and systems of the Building in order to verify or dispute Landlord's determination.  Any dispute shall be determined pursuant to the provisions of Section 22 hereof and if such dispute is determined in Tenant's favor, the excess amounts paid by Tenant, shall be paid by Landlord to Tenant within five (5) days of such determination.  In addition, if it is determined that Landlord's determination overstated such costs by more than ten percent (10%), Landlord shall reimburse Tenant for the reasonable cost of Tenant's survey.

12.                                 Damage by Fire or Casualty.  In the event the Building or Premises shall be damaged by fire or other casualty during the Term, then:

(a)                                  if more than twenty-five percent (25%) of the Building (excluding the Basement) is damaged so as to render the same untenantable, then Landlord may elect to terminate this Lease by giving written notice to Tenant within sixty (60) days after the date of such fire or casualty, provided that Landlord shall not terminate this Lease pursuant to this clause (a) unless Landlord terminates the leases of all other tenants in the Building which it has the right to terminate.

(b)                                 if this Lease is not so terminated, Landlord shall proceed with all due diligence to repair, restore or rehabilitate the Building and Premises but excluding, without limitation, all alterations, additions and improvements made by Tenant, to substantially their former condition immediately prior to such damage or destruction (except that with respect to the Basement such restoration shall be required only to the extent necessary to permit legal occupancy thereof and the remainder of the Premises), at Landlord's expense.

(c)                                  If the Premises or a portion thereof, are rendered untenantable by fire or other casualty, there shall be an equitable abatement of Rent to the extent and for the period of time during which the Premises or portion thereof, are untenantable provided that in no event shall Tenant be entitled to any such abatement as it relates to the Basement.  If the restoration of the Building and Premises is not substantially completed within 270 days of the occurrence of such damage, Tenant shall have the right to terminate this Lease by written notice to Landlord.

13.                                 Eminent Domain. If the Property or any portion thereof shall be taken or condemned in its entirety for any public or quasi-public use or purpose, the term of this Lease shall end with respect to the Property (or portion so taken) upon the date of the taking by the condemning authority, and without apportionment of the award. Tenant hereby assigns to Landlord Tenant's interest in such award, if any, except for any portion of the award which compensates Tenant for its relocation expenses, alterations, additions, improvements or Tenant's Property.  Rent shall be apportioned as of the date of such termination.  If there is a taking or condemnation of a Substantial Part (as defined below) of the Premises (not including the Basement), or if access to or from the Property, the Building or the Premises is materially and adversely restricted by any public authority, and said taking or access restriction lasts for ninety

(90) days or more, then Tenant shall have the right to terminate this Lease by giving Landlord not less than thirty (30) days written notice but in any event not later than sixty (60) days after the date Tenant is notified by Landlord of such taking or condemnation or restriction of access, in which event Rent shall be apportioned as of the date of such termination. If a such a taking or condemnation or restriction of access lasts for less than ninety (90) days, Rent shall be abated during said period but Tenant shall not have the right to terminate this Lease.  A taking or condemnation of a “Substantial Part” of the Property, the Building or Premises shall mean a taking or condemnation of Twenty Five Percent (25.0%) or more of the Premises, or such other taking or condemnation as renders the use of the remainder of the Premises impracticable for the conduct of Tenant's business.  In the event of any taking or condemnation involving the Property, the Building or Premises which does not result in the termination of this Lease, Landlord shall restore the Property, the Building and Premises, to the extent reasonably practicable, to a functioning whole with all due diligence and Rent shall equitably abate during the period of restoration and for the remainder of the Term. In no event shall Tenant be entitled to any such abatement as it relates to the Basement.

14.                                 Right of Entry by Landlord. Landlord shall have the right to enter the Premises and any Excess Space occupied by Tenant upon reasonable advance written notice (except in the event of emergency, in which case Landlord shall endeavor to give such notice, if any, as is reasonable under the circumstances) to perform necessary repairs which are the obligation of Landlord hereunder and to show the same to prospective lenders and purchasers, provided that Landlord shall use reasonable efforts (including the use of overtime labor, if necessary) not to unreasonably interfere with the operation of Tenant's business.  During the last twelve (12) months of the Term, and from and after the date hereof with respect to any Excess Space, Landlord shall have the right to enter the Premises during reasonable hours upon reasonable advance notice to show the same to prospective tenants, provided that Landlord shall use commercially reasonable efforts not to interfere with the operation of Tenant's business.

15.                                 Repairs and Maintenance.

(a)                                  Landlord, at its sole cost and expense (subject to reimbursement to the extent provided in Section 9), shall maintain and keep in good and working order and repair and make any necessary replacements to the Property including, without limitation, the following (except to the extent the same are contained in, and exclusively serve, the Premises in which case Tenant shall be responsible for such maintenance and repair):  (i) the roof, foundation, structural components, and exterior walls of the Building, exterior doors and windows, (ii) walks, sidewalks, parking areas, curbs, access ways, driveways, and other exterior areas, (iii) plumbing systems and fixtures, (iv) the heating, ventilation and air conditioning systems, (v) all electrical and mechanical systems, (vi) security systems, and (vii) sprinkler and life-safety systems.  Landlord shall keep all parking and other exterior areas free of accumulation of dirt, rubbish, snow and ice, and fully illuminated at night, and shall keep and maintain all landscaped areas in a neat and orderly condition.  Without limiting the generality of the foregoing, Landlord shall make all repairs and replacements required by all applicable federal, state and local laws, regulations, ordinances and orders and/or by the requirements of any insurance underwriters or underwriting organizations.  Notwithstanding anything contained herein or in the other provisions of the Lease to the contrary, Landlord shall have no repair, maintenance or compliance obligations with respect to the interior of the Basement except to extent necessary to provide the utility services referred to in Section 11.  Subject to Landlord's obligations set forth above, Tenant agrees to maintain the interior of the Premises and any Excess Space occupied by Tenant in the same condition, order and repair as they are at the Commencement Date, excepting reasonable wear and tear arising from the use thereof and damage by fire or other casualty.  In addition, Tenant shall have the right, but not the obligation, at Tenant's sole cost and expense, to take any steps that may be required by applicable law to permit the continued legal occupancy of the Basement (subject to the terms and provision of this Lease, including without limitation Landlord's consent rights to the extent required under Section 10, and subject to not materially interfering with the business operations of any other tenant in the Building), it being agreed that if Tenant elects not to take any such steps, Tenant shall have the right to vacate the Basement, in which event Tenant shall have no further obligations hereunder with respect to such space.

(b)                                 If Landlord shall not commence any repairs or maintenance required hereunder within the fifteen (15) days following written notice from Tenant that such repairs or maintenance are necessary (or if such failure is resulting in the Premises or a portion thereof being untenantable and Landlord has not commenced the same within 72 hours after written notice) then Tenant may, at its option, cause such repairs to be made and shall furnish Landlord with a statement of the cost of such repairs or maintenance upon substantial completion thereof.  Landlord shall reimburse Tenant for the cost of such repairs within ten (10) days of the date of the statement from Tenant setting forth the amount due.

16.                                 Indemnity; Waiver.

(a)                                  Subject to the provisions of Section 18, Tenant agrees to indemnify Landlord and save Landlord harmless from any and all liability, claims, losses and expenses (including, without limitation, reasonable attorney's fees) related to claims for personal injury or property damage, or both, sustained or claimed to have been sustained by any person or persons or property on the Property, in the Premises and Excess Space caused or brought about by Tenant's breach of this Lease or the act or omission of the Tenant, its agents, servants or employees, invitees or licensees during the Term and any holdover period.  Subject to the provisions of Section 18, Landlord agrees to indemnify Tenant and save Tenant harmless from any and all liability, claims and loss for personal injury or property damage, or both, sustained or claimed to have been sustained by any person or persons or property on the Property caused or brought about by Landlord's breach of this Lease or the negligent act or omission of Landlord, its agents, servants or employees during the Term.

(b)                                 To the maximum extent this Agreement may be made effective according to law, Tenant agrees that all of the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant which may be on the Premises or elsewhere on the Property, shall be at the sole risk and hazard of Tenant and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, by the leaking or bursting of water pipes, by theft or from any other cause no part of said loss is to be charged to or be borne by Landlord unless caused by or due to the negligence of Landlord, its agents, servants or employees and then only, if Tenant has actual knowledge thereof, notice to Landlord of the condition claimed to constitute negligence on the expiration of a reasonable time after such notice has been received by Landlord and Landlord has not taken all reasonable and practicable means to cure and correct such condition.

17.                                 Insurance.

(a)                                  Landlord covenants and agrees to keep the Building (including the Premises) insured for full replacement value against loss by fire and casualty, under an all risk policy on a special cause of loss form, said insurance to at all times reflect the interest of the Landlord and Tenant and any mortgagee as their interests may appear.

(b)                                 Tenant shall obtain and keep in force with respect to the Premises or any Excess Space comprehensive general liability insurance in a minimum amount of One Million Dollars ($1,000,000) per occurrence and Three Million Dollars ($3,000,000) in the aggregate for both bodily injury and property damage or such greater amounts, if procurable, as may be reasonably requested by Landlord and customarily carried by responsible similar tenants in the City of Boston naming Landlord as an additional insured.  Landlord shall obtain and keep in force and effect with respect to the Property comprehensive general liability insurance in a minimum amount of One Million Dollars ($1,000,000) per occurrence and Three Million Dollars ($3,000,000) in the aggregate for both bodily injury and property damage or such greater amounts as from time to time are customarily carried by responsible Landlords of similar facilities in the City of Boston naming Tenant as an additional insured.

(c)                                  Tenant, at its own expense, shall obtain and keep in force during the Term of this Lease “All Risk” property insurance with respect to its personal property and any improvements and fixtures made or installed by Tenant, written on a one hundred percent (100%) replacement cost basis (with such deductible as Tenant may determine).  Tenant, at its own expense, shall obtain and keep in force during the term of this Lease, worker's compensation insurance as required by applicable law.

(d)                                 Any insurance required by this Lease may be carried under a blanket policy provided that the coverage thereunder for the Premises or the Property, as the case may be, shall not be reduced below the coverages required hereunder.  All insurance required under this Lease shall maintained through reputable insurance companies licensed to do business in the Commonwealth of Massachusetts.  Landlord and Tenant shall provide each other with certificates evidencing such insurance upon request.

(e)                                  Each of Landlord's and Tenant's policies shall provide that the insurer shall give the other party twenty (20) days written notice prior to any amendment or cancellation of the policy.

18.                               Waiver of Subrogation.  Each of the parties hereto hereby releases the other and the other's agents and employees, to the extent of each party's insurance coverage, from any and all liability for any loss or damage which may be inflicted upon the property of such party even if such loss or damage shall be brought about by the fault or negligence of the other party, its partners, agents or employees; and each party hereto shall obtain a clause or endorsement to such party's property insurance policies waiving the insurer's right of subrogation and stating that this release shall not affect said policy or the right of the insured to recover thereunder.

19.                                 Default.

(a)                                  Landlord and Tenant hereby agree that the occurrence of any one or more of the following events is an event of default by Tenant under this Lease and that said event of default shall give Landlord the rights described in Section 19(b):

(i)                                     If Tenant defaults in the payment of Rent hereunder and such Rent remains due and unpaid for ten (10) days following written notice of such default from Landlord to Tenant; or

(ii)                                  If Tenant defaults in the performance of any other provision of this Lease and such default is not cured within thirty (30) days following written notice from Landlord specifying such default (unless such default is not reasonably capable of being cured within such thirty (30) day period and Tenant is diligently prosecuting such cure to completion; or

(iii)                               (A) Tenant becoming a “debtor” as defined in 11 U.S.C.  101 or any successor statute thereto (unless, in the case of a petition filed against Tenant or guarantor, the same is dismissed within ninety (90) days); (B) Tenant makes an assignment for the benefit of its creditors; (C) the institution of proceedings seeking the appointment of a trustee, sequesterer, receiver or similar officer to take possession of substantially all of Tenant's assets or of Tenant's interest in this Lease, where either such appointment shall not be vacated within ninety (90) days or such possession is not restored to Tenant within ninety (90) days; or (D) the attachment, execution or other judicial seizure of all or substantially all of Tenant's assets or this Lease where such seizure is not discharged within ninety (90) days.

Landlord or Landlord's authorized agent shall have the right (without obligation except as may be required by law) to serve any notice of default, notice to pay rent or quit or similar notice.

(b)                               In the event of any event of default, Landlord may, at any time thereafter, with or without notice or demand, and without limiting Landlord in the exercise of any right or remedy which Landlord may have by reason of such default:

(i)  terminate Tenant's right to possession of the Premises by any lawful means, in which case this Lease and the Term hereof shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord.

(ii)  maintain Tenant's right of possession in which event Landlord shall have the remedy which permits Landlord to continue this Lease in effect after Tenant's breach and abandonment and recover rent as it becomes due.

(iii)  collect sublease rents (or appoint a receiver to collect such rent) and otherwise perform Tenant's obligations at the Premises, it being agreed, however, that the appointment of a receiver for Tenant shall not constitute an election by Landlord to terminate this Lease.

(iv)  pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the state in which the Premises are located.

(c)                                  If this Lease shall have been terminated as provided in Section 19(b), Tenant shall pay the Rent and all other sums payable hereunder up to the time of such termination; and thereafter, Tenant, until what would have been the balance of the Term then in effect (Initial Term or Extended Term) in the absence of such termination (except that for all purposes of this Article 19 the Term with respect to the Excess Space shall be deemed to end on the applicable Reduction Date), shall be liable to Landlord for, and shall pay to Landlord, as current damages, Rent and other sums which would be payable hereunder if such termination had not occurred, less the net proceeds, if any, of any re-letting of the Premises and/or any Excess Space after deducting all expenses reasonably incurred by Landlord in connection with such re-letting (including, without limitation, all repossession costs, economic concessions, costs of altering or renovating the Premises, brokerage commissions, tenant improvement costs, legal expenses, reasonable attorney's fees, advertising and the reasonable costs and expenses incurred in preparing the Premises and/or any such Excess Space for such re-letting).  Tenant shall pay such current damages to Landlord monthly on the days which the Rent would have been payable hereunder if this Lease had not been terminated.

(d)                                 At any time after any such termination of this Lease pursuant to Section 19(b), as liquidated final damages and in lieu of all current damages beyond the date of such termination, at Landlord's election, Tenant shall pay to Landlord an amount equal to the excess, if any, of the Rent and other sums which would be payable hereunder from the date of such election over the then fair rental value of the Premises and/or any Excess Space for the same period, discounted to present value at the rate of seven percent (7%) per annum (assuming that, for the purposes of this subsection, annual payments by Tenant on account of Taxes and Operating Expenses would be the same as the payments required for the immediately preceding year) for what would have been the balance of the Term then in effect (Initial Term or Extended Term) in the absence of such termination.

(e)                                  At any time after such termination, Landlord may (i) re-let the Premises and/or any such Excess Space, or any portion(s) thereof, either in the name of the Landlord or otherwise, for a period which may, at Landlord's option, be equal to or less than or exceed the period which would have been the balance of the Term then in effect (Initial Term or Extended Term) in the absence of any termination of this Lease and may grant reasonable concessions (including free rent) to the extent advisable and necessary to re-let the same and (ii) may make such reasonable alterations, repairs and decorations to the Premises as Landlord, in its sole judgment, considers advisable and necessary for the purposes of re-letting the same, and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Premises and/or such Excess Space by reason of an event of default under this lease.

(f)                                    No remedy or election hereunder shall be deemed exclusive, but shall, wherever possible, be cumulative with all other remedies at law or in equity.

(g)                               Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the term of this Lease would have expired if it had not been terminated hereunder.

(h)                               No surrender of the Premises shall be effective against Landlord unless Landlord has entered into a written agreement with Tenant in which Landlord expressly agrees to (i) accept a surrender of the Premises and (ii) relieve Tenant of liability under the Lease.  The delivery of keys to Landlord or any employee or agent of Landlord shall not constitute the termination of the Lease or the surrender of the Premises.

(i)                                     Except as expressly herein provided, any amount due to Landlord that is not paid when due shall bear interest at the lesser of the rate of eighteen percent (18%) per annum or the maximum interest rate permitted by applicable law.  Payment of such interest shall not excuse or cure any default by Tenant under this Lease; provided, however, that interest shall not be payable on late charges incurred by Tenant nor on any amounts upon which late charges are paid by Tenant.

(j)                                     If any installment of Basic Rent shall not be paid by Tenant within ten days after the date the same is due and such failure shall occur more than one time in any twelve month period, Tenant shall pay to Landlord a late charge equal to four percent (4%) of such overdue amount.  The parties hereby agree that such late charge represents a fair and reasonable estimate of the cost Landlord will incur by reason of late payment by Tenant.

20.                                 Brokers.  Tenant and Landlord each represents to the other that neither has dealt with brokers in connection with this Lease except for Meredith & Grew, Inc., and that no broker procured this Lease or is entitled to any commission in connection therewith except for Meredith & Grew, Inc., whose commission shall be paid by Tenant and in the event either party has so dealt with a broker other than the broker named herein such party shall indemnify, defend and hold forever harmless the other party from and against any claim by such broker and from and against any and all costs, including attorneys' fees, in connection with such claim.

21.                                 Parking; Changes to Common Areas.  Tenant shall at all times be entitled to the exclusive use of 225 parking spaces in the parking area and two loading dock(s) located on the Property, all as shown on Exhibit C attached hereto. Except as set forth herein, no parking spaces or access areas shall be designated or devoted for exclusive use by particular tenant(s) or their invitees or employees.  Landlord reserves the right, at any time and from time to time, to make alterations or additions to the Building and/or other areas of the Property which do not materially interfere with Tenant's use of or access to the Premises, and Landlord also reserves the right at any time and from time to time to construct other improvements in the Building (including within the common areas) and to reduce or enlarge, make alterations in or make additions to the Building and/or the common areas, provided, however, that such improvements and alterations shall not materially and unreasonably interfere with Tenant's use of or access to the Premises, or result in any cost to the Tenant.

22.                                 Arbitration.  Any dispute between Landlord and Tenant regarding the provisions of Sections 2, 5(c), 8, 9, 10 or 11 of this Lease may be submitted by either Landlord or Tenant to binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) and shall be conducted in Boston, Massachusetts.  Unless Landlord and Tenant agree otherwise in writing, the arbitration shall be conducted before a single arbitrator appointed by the AAA, which arbitrator shall have not less than ten (10) years of experience as a lawyer, real estate broker, accountant or financial executive involved in the leasing, operation or management of buildings similar to the Building in the City of Boston.  The arbitrator shall have no power to vary or modify the provisions of this Lease.  Judgment upon the award rendered may be entered in any court having jurisdiction thereof.  Each party shall bear the expense of its own counsel and witnesses.  Landlord and Tenant shall share equally the fees, if any, to be paid to the arbitrator.

23.                                 Compliance with Laws.  Landlord, at its sole cost and expense, shall comply with all federal, state and local laws, ordinances, rules and regulations (“Laws”) and all orders of public authorities applicable to the Property or to Landlord, except to the extent (i) the need for such compliance arises from the operation of Tenant's business or a change in the use of the Premises or Excess Space by Tenant, in which case Tenant shall be liable for such compliance or (ii) the compliance relates to the Basement.  Landlord and Tenant shall promptly provide each other with copies of notices of violation of Laws received by such party.

24.                                 Quiet Enjoyment.  Subject to the terms hereof, Landlord covenants that, so long as no event of default exists, Tenant shall have continuous, peaceful, uninterrupted and exclusive possession and quiet enjoyment of the Premises and Excess Space.

25.                                 Notice of Lease.  Landlord and Tenant agree, upon the request of either party, to enter into and record a notice of this Lease which conforms to the laws of the Commonwealth of Massachusetts.

26.                                 Notices.  All notices, demands and requests which may be or are required to be given by either party to the other shall be in writing and shall be either (i) delivered by hand with a written receipt, or (iii) sent by reputable overnight courier such as Federal Express.  All notices to Landlord should be addressed to Landlord at Berkeley Investments, Inc. 121 High Street, Boston, MA 02110, ATTN:: Young K. Park or at such other place as Landlord may from time to time designate in written notice to Tenant.  All notices to Tenant shall be addressed to Tenant at the Premises, Attention:  Chief Financial Officer, with a copy to the General Counsel located at that same address, or to any such other place as Tenant may from time to time designate in written notice to Landlord.  All notices, demands and requests which shall be sent by hand delivery as aforesaid shall be deemed given when delivered, and all notices, demands and requests which shall be sent by reputable overnight courier as aforesaid shall be deemed given one business day after delivery to such overnight courier.

27.                                 Estoppel Certificate.  Each of Landlord and Tenant agrees at any time and from time to time upon not less than ten (10) days' prior written request by the other to execute, acknowledge and deliver to the other a statement in writing certifying that (a) this Lease is unmodified and in full force and effect (or if there have been modifications that the same is in full force and effect as modified and stating the modifications), (b) the dates to which the Rent and other charges have been paid in advance, if any, and (c) all of the defaults of Landlord or Tenant hereunder, if any, (and if there are no defaults a statement to that effect) and any other information reasonably requested, it being intended that any such statement delivered pursuant to this Section 27 may be relied upon by any prospective purchaser of the Building or any mortgagee or assignee of any mortgage upon the fee or leasehold of the Property or by any prospective assignee of this Lease or subtenant of the whole or any portion of the Premises and/or by other party interested in the Property or any part thereof.

28.                                 Notice to Mortgagee.  After receiving written notice from any person, firm or other entity that it holds a mortgage (which term shall include a deed of trust) covering any portion of the Property, Tenant shall, so long as such mortgage is outstanding, be required to give to such holder the same notice as is required to be given to Landlord under the terms of this Lease, but such notice may be given by Tenant to Landlord and such holder concurrently.  It is further agreed that such holder shall have the same rights and opportunity to cure any default, and the same time within which to effect such curing, as is available to Landlord; and if necessary to cure such a default, such holder shall have access to the Premises and/or any Excess Space occupied by Tenant on the same terms granted to Landlord under this Lease.

29.                                 Assignment of Rents.  With reference to any assignment by Landlord of Landlord's interest in this Lease, or the Rent payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of the first mortgage or deed of trust on the Property, Tenant agrees:

(a)                                  that the execution thereof by Landlord, and the acceptance thereof by such holder, shall never be deemed an assumption by such holder of any of the obligations of Landlord hereunder, unless such holder shall, by written notice sent to Tenant, specifically otherwise elect; and

(b)                                 that, except as aforesaid, such holder shall be treated as having assumed Landlord's obligations hereunder only upon foreclosure of such holder's mortgage or deed of trust and the taking of possession of the Property by such holder.

30.                                 Holding Over.  Any holding-over by Tenant after the expiration of this Lease or after the date by which Tenant is required to vacate the Premises shall be on all the terms and conditions of this Lease pertaining to the obligations of Tenant shall be treated as a tenancy at sufferance at two hundred percent (200%) of the Rent specified herein on a per square foot basis, prorated on a daily basis and shall otherwise be on the terms and conditions set forth in this Lease, so far as applicable.

31.                                 Binding Effect.  All covenants, agreements, stipulations, provisions, conditions and obligations herein expressed and set forth shall extend to, bind and inure to the benefit of, as the case may require, the successors and assigns of Landlord and Tenant respectively, as fully as if such words were written wherever reference to Landlord or Tenant occurs in this Lease

32.                                 Complete Agreement.  Any stipulations, representations, promises or agreements, oral or written, made prior to or contemporaneously with this Lease shall have no legal or equitable consequences and the only agreement made and binding upon the parties with respect to the leasing of the Premises is contained herein, and it is the complete and total integration of the intent and understanding of Landlord and Tenant with respect to the leasing of the Premises.  This Lease shall not be amended except by a writing signed by Landlord and Tenant.

33.                                 Severability.  If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.

34.                                 Applicable Law.  The laws of the Commonwealth of Massachusetts shall govern the validity, construction, performance and enforcement of this Lease.

35.                                 Tenant's Property.  Tenant covenants and agrees that, to the maximum extent permitted by law, all merchandise, furniture, and property of every kind, nature and description related or arising out of Tenant's leasehold estate hereunder, which may be in or upon the Premises or Building, in the public corridors, or on the sidewalks, areaways and approaches adjacent thereto, shall be at the sole risk and hazard of Tenant, and that if whole or any part thereof shall be damaged, destroyed, stolen or removed from any cause or reason whatsoever no part of said damage or loss shall be charged to, or borne by, Landlord.

36.                                 Subordination.  This Lease shall be subject and subordinate to any mortgage now or hereafter on the Property, and to each advance made or hereafter to be made under any mortgage, and to all renewals, modifications, consolidations, replacements and extensions thereof and all substitutions therefor provided that Landlord shall deliver to Tenant a written subordination, non-disturbance and attornment agreement executed by the holder of such mortgage pursuant to which such holder agrees to recognize, without exception, all of the rights of Tenant under this Lease and does not impose any additional obligations on Tenant.  In confirmation of such subordination and recognition, Tenant shall, within ten (10) days of receipt of a request, execute and deliver promptly a counterpart subordination, non-disturbance and attornment agreement.

37.                                 Hazardous Materials.  For purposes of this Lease, the term “Hazardous Material” means any hazardous substance, hazardous waste, infectious waste, or toxic substance, material, or waste which becomes regulated or is defined as such by any local, state or federal governmental authority. Tenant shall not cause or permit any Hazardous Material to be brought, kept or used in or about the Premises or the Building by Tenant, its agents, employees, contractors, or invitees except in the ordinary course of business and in compliance with applicable law.  Tenant hereby agrees to indemnify Landlord from and against any breach by Tenant of the obligations stated in the preceding sentence, and agrees to defend and hold Landlord harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses (including, without limitation, diminution in value of the Building, damages for the loss or restriction or use of rentable space or of any amenity of the Building, damages arising from any adverse impact on marketing of space in the Building, sums paid in settlement of claims, attorneys' fees, consultant fees and expert fees) which arise during or after the Term of this Lease as result of such breach.  This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions and any cleanup, remedial removal, or restoration work required due to the presence of Hazardous Material.  Tenant shall promptly notify Landlord of any release of a Hazardous Material in the Premises or at the Building of which Tenant becomes aware, whether caused by Tenant or any other person or entity. The provisions of this Section 39 shall survive the termination of the Lease.

38.                                 Security Deposit.

(a)                                  Concurrently with the execution of this Lease, Tenant shall deposit with Landlord (i) a security deposit (the “Basic Deposit”) in the form of an irrevocable, unconditional, negotiable letter of credit in the amount of Five Hundred Thousand Dollars ($500,000) and (ii) an additional security deposit (the “Additional Deposit”) of $500,000 (which may be in cash or by letter of credit meeting the foregoing requirements set forth below) and Landlord shall hold the same, throughout the Term of this Lease (including any Extended Term, if applicable), unless sooner required to be returned to Tenant as provided in this Section 38, as security for the performance by Tenant of all obligations on the part of Tenant to be performed under this Lease. Any letter of credit shall (i) be issued by and drawn on a bank reasonably approved by Landlord and at a minimum having a corporate credit rating from Standard and Poor's Professional Rating Service of BBB- or a comparable minimum rating from Moody's Professional Rating Service, (ii) be in a form reasonably acceptable to Landlord, (iii) permit one or more draws thereunder to be made accompanied only by certification by Landlord that pursuant to the terms of this Lease, Landlord is entitled to apply such letter of credit and the proceeds thereof to a default of Tenant under this Lease, (iv) permit a one-time transfer without charge and (v) permit presentment in Massachusetts or New York.  Any such letter of credit shall be for a term of one (1) year and shall be renewed by Tenant each year and each such renewal shall be delivered to and received by Landlord not later than ten (10) days before the expiration of the then current letter of credit (herein called a “Renewal Presentation Date”).  In the event of a failure to so deliver any such renewal letter of credit on or before the applicable Renewal Presentation Date, Landlord shall be entitled to present the then existing letter of credit for payment and to receive the proceeds thereof, which proceeds shall be held as Tenant's Basic or Additional Deposit, as the case may be, subject to the terms of this Section 38.  Upon the occurrence of any event of default, Landlord shall have the right from time to time without prejudice to any other remedy Landlord may have on account thereof, to draw on all or any portion of such deposit held as a letter of credit and to apply the proceeds of such letter of credit or any cash held as such deposit, or any part thereof, to Landlord's damages arising from such event of default on the part of Tenant under the terms of this Lease provided the Landlord shall first use the Additional Deposit, and only if the same is not sufficient, the Basic Deposit.  If Landlord so applies all or any portion of such Deposits, Tenant shall within seven (7) days thereafter, deposit cash or a letter of credit with Landlord in an amount sufficient to restore the Deposits to the amount required under this Section.  While Landlord holds any cash deposit Landlord shall have no obligation to pay interest on the same and shall have the right to commingle the same with Landlord's other funds.

Tenant not then being in default and having performed all of its obligations under this Lease, including the payment of all Base Rent, Landlord shall return the deposit (or letter of credit), or so much thereof as shall not have theretofore been applied in accordance with the terms of this Section 38, to Tenant on the expiration or earlier termination of the term of this Lease (as the same may have been extended) and surrender possession of the Premises by Tenant to Landlord in the condition required in the Lease at such time. No holder of a mortgage on the Property shall be responsible to Tenant for the return or application of any such deposit unless such deposit shall be actually received by such holder.

(b)                                 It is intended that Tenant be entitled to use the Additional Deposit for the purposes of paying (or reimbursing Tenant) for the cost of Tenant's Initial Work including architectural, engineering and other costs relating thereto. From time to time as such Work progresses, Tenant may submit to Landlord with respect to actual construction work, contractor's requisitions, and with respect to other costs incurred in connection with the Tenant's Initial Work, bills therefore and, provided there then exists no event of default hereunder, Landlord shall pay the amount of such requisition on bill to Tenant from the Additional Deposit within ten (10) days after receipt of such request; provided that if such Additional Deposit has been made by letter of credit, Landlord shall not pay such amount but Tenant shall be entitled to a reduction in the letter of credit for such amount. If the entire amount of the Additional Deposit has not been expended for Tenant's Initial Work, Landlord shall return any remainder of the Additional Deposit (or letter of credit) at the end of the third year of the Term of this Lease provided that no event of default has occurred hereunder at any time during the previous three year period.

39.                                 Abandonment.  If the entire Premises shall have been vacated and abandoned (other than as a result of casualty) for a period of ninety (90) consecutive days, Landlord shall have the right to terminate this lease by giving notice thereof to Tenant within thirty (30) days after such ninety (90) day period (provided that such abandonment shall be continuing on the date of giving of such notice).  In such event, this Lease shall terminate on the date of the giving of such notice with the same effect as if such date were the last day of the Term of this Lease.

40.                                 World Gym of Boston Memberships.  Gallante Enterprises, Inc. d/b/a World Gym of Boston (“World Gym”), pursuant to its Lease with Landlord's predecessor (the “World Gym Lease”), provides the landlord thereunder with free standard World Gym memberships for each year during the term of the World Gym Lease.  Landlord agrees that, so long both the World Gym Lease and this Lease are in effect, and Tenant is not in defualt beyond applicable notice, grace or cure periods, and World Gym so provides such memberships, Tenant shall be entitled to use twenty (20) of said memberships for the remainder of the term of the World Gym Lease.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed as a sealed instrument, as of the day and year first above written.

LANDLORD:

175 MCCLELLAN HIGHWAY LLC, a Delaware limited liability company

By: Berkeley McClellan MGR LLC, a Delaware limited liability company, a manager

By: Berkeley Investments, Inc., a Massachusetts corporation, its manager

By:	/s/ Young K. Park
Name: Young K. Park
Title: President

TENANT:

SYRATECH CORPORATION

By:	/s/ Gregory W. Hunt

Name:	Gregory W. Hunt

Title:	Senior Vice President and Chief
Financial Officer; Treasurer